UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed	by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NOBLE INTERNATIONAL, LTD.

(Name of Registrant as Specified In Its Charter)

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April 25, 2006

Dear Noble Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Noble International, Ltd. which will be held on Friday, May 19, 2006 at 10:00 a.m. (Eastern Standard Time) at the Birmingham Country Club, 1750 Saxon Drive, Birmingham, Michigan 48009 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to elect seven (7) directors; approve an amendment to Noble’s Certificate of Incorporation; and transact such other business as may properly come before the meeting or any adjournments thereof.

Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Alternatively, you may vote through the Internet at www.voteproxy.com or by telephone at 1-800-PROXIES. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Thank you for your cooperation, continued support and interest in Noble International, Ltd.

Sincerely,

Robert J. Skandalaris

Chairman

NOBLE INTERNATIONAL, LTD.

28213 Van Dyke Avenue

Warren, Michigan 48093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2006

10:00 a.m. (Eastern Standard Time)

Notice is hereby given that the Annual Meeting of Stockholders of Noble International, Ltd. will be held at the Birmingham Country Club, 1750 Saxon Drive, Birmingham, Michigan 48009 on Friday, May 19, 2006 at 10:00 a.m. (Eastern Standard Time) to consider and vote upon:

1.	The election of Seven (7) Directors to serve for a one year term expiring at the Annual Meeting of Stockholders to be held in 2007 or until their successors have been duly elected and qualified. The Proxy Statement which accompanies this Notice includes the names of the nominees to be presented by the Board of Directors for election;

2.	Proposal to amend the Company’s Certificate of Incorporation to increase the aggregate number of Noble’s common stock which Noble is authorized to issue from 20,000,000 to 50,000,000; and

3.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

The Board of Directors has fixed the close of business on April 19, 2006 as the record date for determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please either (1) mark, sign, date and promptly return the accompanying Proxy in the enclosed envelope, (2) vote utilizing the automated telephone feature described in the Proxy, or (3) vote over the Internet pursuant to the instructions set forth on the Proxy. You may revoke your Proxy at any time before it is voted.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy.

By Order of the Board of Directors,

Michael C. Azar

Secretary

Dated: April 25, 2006

NOBLE INTERNATIONAL, LTD.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

This Proxy Statement is furnished by the Board of Directors of Noble International, Ltd., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on May 19, 2006 and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon (1) the election of seven (7) Directors, (2) a proposal to amend the Company’s Certificate of Incorporation, and (3) such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. This Proxy Statement and the accompanying Proxy are being sent to Stockholders on or about April 25, 2006.

Persons Making the Solicitation

The Proxy is solicited on behalf of the Board of Directors of the Company. The original solicitation will be by mail. Following the original solicitation, the Board of Directors expects that certain individual Stockholders will be further solicited through telephone or other oral communications from the Board of Directors. The Board of Directors does not intend to use specially engaged employees or paid solicitors. The Board of Directors intends to solicit Proxies for shares which are held of record by brokers, dealers, banks or voting trustees, or their nominees, and may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. All solicitation expenses will be borne by the Company.

Terms of the Proxy

The enclosed Proxy indicates the matters to be acted upon at the Annual Meeting and provides boxes to be marked to indicate the manner in which the Stockholder’s shares are to be voted with respect to such matters. By appropriately marking the boxes, a Stockholder may specify whether the proxy shall vote for or against or shall be without authority to vote the shares represented by the Proxy. The Proxy also confers discretionary voting authority with respect to such other business as may properly come before the Annual Meeting.

If the Proxy is executed properly and is received by the proxy holder prior to the Annual Meeting, the shares represented by the Proxy will be voted. An abstention and a broker non-vote would be included in determining whether a quorum is present at the meeting, but would otherwise not affect the outcome of any vote. Where a Stockholder specifies a choice with respect to the matter to be acted upon, the shares will be voted in accordance with such specification. Any Proxy which is executed in such a manner as not to withhold authority to vote for the election of the specified nominees as Directors (see “Matters To Be Acted Upon—Item 1: Election of Directors”) shall be deemed to confer such authority. A Proxy may be revoked at any time prior to its exercise by giving written notice of the revocation thereof to Michael C. Azar, Secretary, Noble International, Ltd., 28213 Van Dyke Avenue, Warren, Michigan 48093, by attending the meeting and electing to vote in person, or by a duly executed Proxy bearing a later date.

VOTING RIGHTS AND REQUIREMENTS

Voting Securities

The securities entitled to vote at the Annual Meeting consist of all of the outstanding shares of the Company’s common stock, $.00067 par value per share (“Common Stock”). The close of business on April 19, 2006 has been fixed by the Board of Directors of the Company as the record date. Only Stockholders of record as of the record date may vote at the Annual Meeting. As of April 1, 2006 there were 14,063,943 outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting.

Quorum

The presence at the Annual Meeting of the holders of record of a number of shares of the Company’s Common Stock and Proxies representing the right to vote shares of the Company’s Common Stock in excess of one-half of the number of shares of the Company’s Common Stock outstanding as of the record date will constitute a quorum for transacting business.

PRINCIPAL STOCKHOLDERS

The table on the following page sets forth information, as of April 1, 2006, with respect to the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to own more than 5% of the Company’s Common Stock; (ii) each director and nominee for director; (iii) each officer of the Company named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each Stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. Except as otherwise indicated, all references to shares of Common Stock (including option shares) in this Proxy Statement reflect adjustments made pursuant to the Company’s three-for-two split of Common Stock effected on February 3, 2006 (the “Stock Split”).

Name and Address of Beneficial Owner[1]	Number of Shares Beneficially Owned[2]	Percentage of Common Stock Beneficially Owned[2]
Robert J. Skandalaris[3]	2,359,931	16.8%
Michael C. Azar[4]	108,288	*
Christopher L. Morin[5]	58,031	*
Jay J. Hansen[6]	45,434	*
Mark T. Behrman	21,786	*
Van E. Conway	13,647	*
Thomas L. Saeli[7]	34,556	*
Fred L. Hubacker	2365	*
Larry R. Wendling	2712	*
Steven A. Prue	0	*
David J. Fallon	4058	*
Joseph C. Day	0	*
St. Denis J. Villere & Company, L.L.C.[8] 601 Poydras St., Suite 1808 New Orleans, LA 70130	2,501,154	17.8%
Munder Capital Management[9] 480 Pierce Street Birmingham, MI 48009	999,717	7.1%
Wellington Management Company, LLP[10] 75 State Street Boston, MA 02109	1,085,585	7.7%
Fidelity Management & Research Company[11] 82 Devonshire St. Boston, MA 02109	806,484	5.7%
Whitebox Advisors, LLC[12] 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416	937,500	6.7%
All Directors and Officers as a group (11 persons)	2,592,777	18.4%

*	Less than 1%
[1]	The address of each named person is 28213 Van Dyke Avenue, Warren, Michigan 48093.
[2]	Ownership percentages are based on 14,063,943 shares of common stock outstanding as of April 1, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of common stock subject to options held by that person that will become exercisable within sixty (60) days of the date hereof is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
[3]	Includes 308,544 shares of common stock over which Mr. Skandalaris exercises voting power. Includes options to purchase 15,000 shares of common stock at $5.33 per share expiring in 2008.
[4]	Includes options to purchase 21,999 shares of common stock at $5.33 per share expiring in 2008.
[5]	Former CEO of the Company. Includes options to purchase 33,927 shares of common stock at $14.73 per share expiring in 2010.

[6]	Includes options to purchase 7,500 shares of common stock at $7.00 per share expiring in 2007, 12,000 shares of common stock at $5.33 per share expiring in 2008, and 11,250 shares of common stock at $14.73 per share expiring in 2010.
[7]	Includes 16,287 shares of Common Stock that the Company agreed to grant to Mr. Saeli in connection with his appointment as Chief Executive Officer, which shares will be restricted from trading during Mr. Saeli’s initial employment term.
[8]	Information is based exclusively on Schedule 13G/A filed by St. Denis J. Villere & Company, L.L.C, a Louisiana limited liability company, with the Securities Exchange Commission on March 8, 2006. The Schedule 13G/A states that St. Denis J. Villere & Company beneficially owns 2,501,154 shares of our common stock.
[9]	Information is based exclusively on Schedule 13G filed by Munder Capital Management, a Delaware General Partnership, with the Securities Exchange Commission March 27, 2006. The Schedule 13G states that Munder Capital Management beneficially owns 666,478 shares of our common stock.
[10]	Information is based exclusively on Schedule 13G filed by Wellington Management Company, LLP, a Massachusetts limited liability partnership, with the Securities Exchange Commission on February 14, 2006. The Schedule 13G states that Wellington Management Company beneficially owns 723,723 shares of our common stock.
[11]	Information is based exclusively on Schedule 13G filed by FMR Corp., a Massachusetts corporation, with the Securities Exchange Commission on February 14, 2006. The Schedule 13G states that Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., beneficially owns 537,656 shares of our common stock.
[12]	Information is based exclusively on Schedule 13G filed by Whitebox Advisors, LLC, a Delaware limited liability company, and certain of its affiliates, with the Securities Exchange Commission on November 4, 2005. The Schedule 13G states that Whitbox Advisors and certain of its affiliates beneficially own 937,500 shares of our common stock, which are issuable upon the conversion of a certain convertible subordinated note in the aggregate principal amount of $20,000,000 convertible into shares of Common Stock of the Company at a conversion price of $32.00 per share. The conversion price is now $21.33 per share after adjustment for the Stock Split.

MATTERS TO BE ACTED UPON

ITEM 1:	ELECTION OF DIRECTORS

Directors

The nominees for the Board of Directors are set forth below. The Company previously had a classified Board of Directors that was divided into three (3) classes with three year terms of office ending in different years. In 2005, the Company amended its Bylaws to eliminate the classified Board and to provide for the annual election of Directors and to provide the Board the power to set the number of Directors at no less than 7 and no more than 12. The size of the Company’s Board is currently set at seven (7) and each will be filled by election at the Annual Meeting to be held on May 19, 2006.

Seven (7) persons have been nominated by the Board of Directors to serve as Directors until the 2007 Annual Meeting of Stockholders. The Board of Directors recommends that each nominee, Robert J. Skandalaris, Mark T. Behrman, Van E. Conway, Fred L. Hubacker, Thomas L Saeli, Joseph C. Day and Larry R. Wendling be elected to serve until the 2007 Annual Meeting of Stockholders. Information on the background and qualifications of the nominees is set forth on the following page.

The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the Proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly. In no event will the Proxies be voted for more than seven (7) persons.

Vote Required

The favorable vote of a plurality of the shares of Common Stock of the Company present in person or by proxy at the Annual Meeting is required for the election of each nominee for Director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

NOMINEES FOR DIRECTORS

Nominees to Serve Until the 2007 Annual Meeting

Name	Age	Director Since	Positions Held
Robert J. Skandalaris	53	1997	Director (Chairman)
Mark T. Behrman	43	1999	Director
Van E. Conway	53	2002	Director
Thomas L. Saeli	49	2002	Director, Chief Executive Officer
Fred L. Hubacker	61	2004	Director
Larry R. Wendling	47	2004	Director
Joseph C. Day	61	2006	Director

Robert J. Skandalaris, Age 53, the Company’s founder, currently serves as Chairman of the Board and Director. Mr. Skandalaris is also a Principal and Managing Director of Quantum Value Partners, LP, a private investment fund. Prior to founding the Company in 1993, Mr. Skandalaris was Vice Chairman and a shareholder of The Oxford Investment Group, Inc., a Michigan-based merchant banking firm, and served as Chairman and Chief Executive Officer of Acorn Asset Management, a privately held investment advisory firm. Mr. Skandalaris is Chairman and Chief Executive Officer of Oakmont Acquisition Corp., a special purpose acquisition company. Mr. Skandalaris began his career as a Certified Public Accountant with the national accounting firm of Touche Ross & Co. Mr. Skandalaris holds a B.A. from Michigan State University and an M.S.A. from Eastern Michigan University.

Mark T. Behrman, Age 43, joined the Company’s Board of Directors in January 1999. Mr. Behrman is the Managing Director of J. Giordano Securities Group. Prior to that, Mr. Behrman was co-founder and the Chief Operating Officer of Berko Productions, LLC, an entertainment company that specializes in the production and acquisition of feature films and television programming for worldwide distribution. Previously, Mr. Behrman served as a Managing Director in the U.S. Operations Division of Trade.com Global Markets, Inc. (“Global”), an international financial services firm, and as the Head of Corporate Finance for its predecessor, BlueStone Capital Partners, LP., an investment banking firm. While employed by Global, Mr. Behrman also held the title of Executive Vice President of Trade.com Online Securities, Inc. (“Online”), a wholly-owned subsidiary of Global, from January 2001 to August 2001. In October 2001, a petition for voluntary bankruptcy was filed by Online in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Behrman also currently serves on the Board of Directors of Oakmont Acquisition Corp., a special purpose acquisition company. Mr. Behrman holds a B.S.B.A. from The State University of New York at Binghamton and an M.B.A. from Hofstra University.

Van E. Conway, Age 53, joined the Company’s Board of Directors in 2002. Mr. Conway is the co-founder and Managing Partner of Conway, MacKenzie & Dunleavy (“CM&D”), a nationally recognized turnaround and crisis management consultant, providing supply chain management, financial and management consulting to original equipment manufacturers, Tier I and II auto suppliers, as well as other industries. Prior to establishing CM&D in 1987, Mr. Conway served as Partner-in-charge of the Emerging Business Services Department at Deloitte & Touche, LLP. Mr. Conway is a Certified Public Accountant and Certified Fraud Examiner. He holds a B.S. from John Carroll University and an M.B.A. from the University of Detroit.

Fred L. Hubacker, Age 61, joined the Company’s Board of Directors in 2004. Mr. Hubacker is Executive Director and Interim Manager at CM&D. In 2001, Mr. Hubacker was Vice Chairman of Venture Companies Worldwide, a privately held supplier of automotive interior systems, cockpit modules and front end systems. From 1996 through 2000, Mr. Hubacker served as President and CEO of New Venture Gear, a worldwide supplier of driveline and four wheel drive systems to the automotive industry. From 1993 through 1995, Mr. Hubacker served as President and Chief Operating Officer of Textron Automotive Company. Mr. Hubacker holds a B.A. from Michigan State University and an M.B.A. from in finance from Wayne State University.

Larry R. Wendling, Age 47, joined the Company’s Board of Directors in 2004. Mr. Wendling is the Chief Financial Officer at The Daimler Group, Inc. a real estate developer headquartered in central Ohio, specializing in multi-tenant office buildings, warehouses and retail centers. Prior to joining Daimler, Mr. Wendling was Chief Financial Officer of Davon, Inc., a construction material company. From 1995 to 1999 Mr. Wendling was Treasurer/CFO of the U.S. subsidiary of Schuler, an international manufacture of metal stamping equipment for the automotive industry. From 1991 to 1995 Mr. Wendling was Manager of Financial Reporting with The Limited, Inc. Prior to joining The Limited, Mr. Wendling was employed at Arthur Anderson. Mr. Wendling is a certified public accountant. He holds a B.S. in accounting from the Ohio State University.

Joseph C. Day, Age 61, joined the Company’s Board of Directors in March 2006. Mr. Day is currently the Managing Member of Day Technologies, LLC and The Best Day, LLC, each of which are engaged in investment consulting services. Mr. Day was the Chairman and Chief Executive Officer of Freudenberg-NOK G.P. (“FNOK”), a Tier 1 automotive manufacturer of oil seals, rubber and plastic products and vibration control products, until his retirement in 2002. Mr. Day served as President of FNOK since its formation in 1989, and served as Chairman and CEO since 1996. Prior to joining FNOK, Mr. Day worked for the Dexter Corp. in Windsor Locks, Connecticut, as President of the Specialty Materials & Engineered Plastics Group from 1985-1988 and as president of Dexter Corp.’s C.H. Dexter Division from 1980-1985. Mr. Day served as Chairman of the Original Equipment Suppliers Association from 1999 to 2001. He also has served on the Board of Directors of Venture Holdings, LLC and Applied Extrusion Technologies, Inc., and on the Board of Trustees of Beaumont Hospital. Mr. Day holds a B.S. in Plastics Engineering from Lowell Technological Institute.

Thomas L. Saeli, Age 49, Chief Executive Officer, joined the Company’s Board of Directors in 2002. Mr. Saeli also serves as the Chief Executive Officer of the Company, a position held since March, 2006. Prior to becoming Chief Executive Officer, Mr. Saeli was the Vice President of Corporate Development for Lear Corporation. Prior to joining Lear in 1998, Mr. Saeli was a Vice President and Partner at The Oxford Investment Group, Inc., a Michigan-based merchant banking firm, and from 1983 to 1988 served as Division Manager of Financial Controls for Pepsico, Inc. Mr. Saeli holds a B.A. from Hamilton College, and an M.B.A. from the Columbia University Graduate School of Business.

The executive officers of the Company who are not also directors are as follows:

Stephen Prue, Age 43, President, joined Noble in 2004. Mr. Prue was previously Vice President of Sales, Marketing and Advanced Technologies. Mr. Prue has been with Noble since 2004 when the Company acquired Laser Welding International, Inc. (“LWI”), a company he founded, which at the time of the acquisition achieved approximately $40M in annual revenue. Prior to starting LWI, he was responsible for the start-up and market development of Prototech Laser, Inc. Mr. Prue began his career at Ford Motor Company in its College Graduate Program. Mr. Prue holds a Bachelors in Business Administration from Michigan State University and a Masters in Business Administration from Northwood University.

Jay J. Hansen, Age 42, Vice President and Chief Operating Officer, joined the Company in March 2002 and served as the Company’s Chief Financial Officer from 2003 to January, 2006. Prior to joining the Company, Mr. Hansen was Vice President at Oxford Investment, a privately held merchant bank with holdings in a variety of business segments. Prior to joining Oxford, Mr. Hansen held several management positions at Michigan National Bank. Mr. Hansen currently sits on the Board of Directors for Flagstar Bancorp, an institutional lender headquartered in Troy, Michigan. Mr. Hansen holds a Bachelor of Science Degree in Business Administration from The Wharton School at the University of Pennsylvania.

David J. Fallon, Age 36, Vice President and Chief Financial Officer, joined Noble in 2002. Mr. Fallon has been with the Company since 2002, where he has held various positions in the finance department of Noble Metal Processing, Inc. and most recently was Vice President of Finance. Prior to joining Noble; Mr. Fallon was the treasury manager at Textron Automotive. From 1997 to 2001 he served as a financial analyst at DaimlerChrysler. From 1991 to 1995 Mr. Fallon also held the position of Senior Accountant at Deloitte & Touche. Mr. Fallon holds a Bachelor of Science in Business Administration from the University of Dayton, and an MBA from The Wharton School of Business at University of Pennsylvania. Mr. Fallon is a Certified Public Accountant and a CFA charter holder.

Michael C. Azar, Age 42, Vice President, General Counsel and Secretary, joined the Company in November 1996. Mr. Azar served as a member of the Company’s Board of Directors from December 1996 until November 1997. Mr. Azar is also a Principal and Managing Director of Quantum Value Partners, LP, a private equity fund. Mr. Azar is the Vice President and Secretary of Veri-Tek International, Corp., a publicly traded specialty machine tool builder, whose principal shareholder is Quantum Value Partners, LP. Prior to joining the Company, Mr. Azar was employed as General Counsel to River Capital, Inc., an investment banking firm, from January through November 1996. Mr. Azar also currently serves as President and Member of the Board of Directors of Oakmont Acquisition Corp., a special purpose acquisition company. Mr. Azar holds a B.A. from Kalamazoo College and a J.D. from the University of Detroit.

Board of Directors Meetings and Committees

The Board of Directors manages or directs the management of the business of the Company. During the fiscal year ended December 31, 2005, there were five (5) meetings of the Board of Directors. All members attended at least seventy-five percent of the meetings of the directors and the committees on which they serve.

The Board has established four standing committees the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.nobleintl.com, in the investor information section and paper copies will be provide upon request to the office of the Secretary, Noble International, Ltd., 28213 Van Dyke Ave., Warren, MI 48093.

Stockholder Communication with the Board of Directors

Stockholders desiring to communicate with a director or the entire Board of Directors may address such communication to the attention of the Secretary of the Company at the Company’s executive offices and such communication will be forwarded to the intended recipient or recipients.

Compensation Committee

Mark T. Behrman, Thomas L. Saeli and Larry R. Wendling, all of whom are independent directors, served on the Company’s Compensation Committee for the year ended December 31, 2005. Mr. Saeli served as Chairman of the Compensation Committee until his resignation from the committee in March 2006. As of March 2006, the Compensation Committee consists of Mr. Behrman and Mr. Wendling, each of whom is an independent director, with Mr. Wendling serving as Chairman. The Compensation Committee reviews and makes recommendations regarding the compensation of the Company’s Executive Officers and certain other management staff. The members of the Compensation Committee are independent as defined by Rule 4200(1)(15) of the National Association of Securities Dealers’ listing standards. The Compensation Committee met four (4) times during the year ended December 31, 2005.

Audit Committee

Van E. Conway, Fred L. Hubacker and Larry R. Wendling, all of whom are independent directors, served on the Company’s Audit Committee. Mr. Conway served as Chairman of the Audit Committee. The Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal control function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee met (6) times during the year ended December 31, 2005. The members of the Audit Committee are independent as defined by Rule 4200(1)(15) of the National Association of Securities Dealers’ listing standards. The Board or Directors has determined that Van E. Conway is an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K.

Executive Committee

Van E. Conway, Thomas L. Saeli, Robert J. Skandalaris and Larry R. Wendling served on the Company’s Executive Committee for the year ended December 31, 2005. Mr. Saeli resigned from the Executive Committee in March 2006. The Executive Committee serves as a liaison between the Company and Executive Management of the Company, reviewing certain specified matters on behalf of the Board of Directors. The Executive Committee met (1) time during the year ended December 31, 2005.

Committee on Directors and Board Governance

Mark T. Behrman, Van E. Conway and Fred Hubacker served on the Committee on Directors and Board Governance. Mr. Hubacker serves as the Chairman of the Committee on Directors and Board Governance. The Committee on Directors and Board Governance annually reviews the performance of the Company’s Directors, makes recommendations for new directors, and evaluates and makes recommendations regarding the Company’s governance practices. The Committee on Directors and Board Governance will consider nominees recommended by Stockholders provided such recommendations are made in accordance with the procedures described in this Proxy Statement under “Stockholders Proposals.” The Committee on Directors and Board Governance met three (3) times during the year ended December 31, 2005.

Director Compensation

Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. In calendar year 2005, pursuant to the Non-Employee Director Plan, directors who were not employees of the Company received an annual fee of $40,000, payable in cash or Common Stock of the Company. The Chairman of the Board of Directors, Mr. Skandalaris, received base compensation of $250,000 for fiscal year 2005. The Chairman of the Audit Committee, Van E. Conway, received an additional $10,000 for serving in such capacity. All directors are reimbursed for expenses incurred in connection with attendance at meetings. In addition, directors are eligible to participate in the Company’s 1997 Stock Option Plan and the Company’s Non-Employee Director Plan. In calendar year 2005, 5552 shares were issued to directors. Of these, 4962 were issued as compensation and 920 pursuant to matches made by Directors who purchased shares of the Company in the open market.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth the total compensation earned by the former and current Chief Executive Officer and each of the other four most highly compensated executive officers whose salary plus bonus exceeded $100,000 per annum during any of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

	Annual Compensation[1]					Long Term Compensation
Name/Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards[2]		Securities Underlying Options/ SARs (#)	All Other Compensation ($)
Robert J. Skandalaris Chairman of the Board of Directors	2005 2004 2003	$ $ $	250,000 250,000 287,500	$ $ $	0 75,000 150,000	$	— — 52,500	— — 10,000[6]	— — —

Christopher L. Morin, Former Chief Executive Officer[3]	2005 2004 2003	$ $ $	400,000 350,000 343,750	$ $ $	150,000 100,000 150,000	$	— — 34,998	33,927 — 43,333[6]	— — —

Thomas L. Saeli, Chief Executive Officer[4]	2005 2004 2003		— — —		— — —		— — —	— — —	— — —

Jay J. Hansen, Chief Operating Officer[5]	2005 2004 2003	$ $ $	232,000 220,000 196,250	$ $ $	120,000 80,000 103,000	$	— — 27,987	11,250 — 30,000[6]	— — —

Michael C. Azar, Vice President, Secretary & General Counsel	2005 2004 2003	$ $ $	200,000 200,000 210,000	$ $ $	90,000 90,000 112,000	$	— — 34,998	— — 36,666[6]	— — —

Steven A. Prue, President[7]	2005 2004 2003	$ $	50,000 62,192 —		$80,000 — —		— — —	— — —	$162,000 $130,846 —

[1]	Does not include any value that might be attributable to job-related personal benefits, the annual value of which has not exceeded the lesser of 10% of annual salary plus bonus or $50,000 for each executive officer. Except as otherwise noted, bonus figures for 2005 represent bonuses earned for fiscal year 2005 but paid in 2006.
[2]	Granted pursuant to the Company’s 2001 Stock Incentive Plan.
[3]	Mr. Morin served as President from May 2001 to January 2006 and as Chief Executive Officer from July 2003 to February 2006.
[4]	Mr. Saeli became Chief Executive Officer in March, 2006, and therefore received no compensation as such during the year ended December 31, 2005. Please refer to “Item 1: Election of Directors, Director Compensation” for information concerning compensation received by Mr. Saeli as a director of the Company for 2005.
[5]	Mr. Hansen became Chief Operating Officer in January 2006. From 2003 to 2006, Mr. Hansen served as Chief Financial Officer of the Company.
[6]	Issued upon the surrender of grants provided under the Company’s 2002 Executive Stock Appreciation Rights Plan.
[7]	Mr. Prue became President in January 2006. Prior to that time, Mr. Prue was Vice President of Marketing for Noble Metal Processing, Inc. $25,000 of Mr. Prue’s bonus for 2005 was paid in 2005. Compensation for Mr. Prue under the heading “All Other Compensation” represents amounts paid for consulting services in connection with the Company’s acquisition of Prototech Laser Welding, Inc. (d/b/a LWI Laser Welding International), owned 50% by Mr. Prue at the time of acquisition.

OPTION/SAR GRANTS IN 2005

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[1]
					0%($)	5%($)	10%($)
Christopher L. Morin	33,927	75%	14.73	12/04/2010	$0	$138,070.25	$305,099.14

Jay J. Hansen	11,250	25%	14.73	12/04/2010	$0	$45,783.31	$101,169.14

[1]	These columns set forth hypothetical gains or “option spreads” for the Options at the end of their respective terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annual rate of compound appreciation of the market price at the date of grant of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future Common Stock prices. Actual gains, if any, on Option exercises are dependent on the future performance of the Company’s Common Stock and overall market conditions.

AGGREGATED OPTION EXERCISES IN 2005

AND FISCAL YEAR-END OPTION VALUES

NAME	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARs AT FISCAL YEAR-END (#)		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS/SARs AT FISCAL YEAR-END ($)
			EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Robert J. Skandalaris	0	$0	15,000	0	$208,350	$0

Christopher L. Morin	4500	$48,036	45,951	0	$638,259	$0

Michael C. Azar	6750	$80,090	21,999	0	$305,566	$0

Jay J. Hansen	11,250	$102,245	34,500	0	$479,205	$0

Steven A. Prue	0	$0	0	0	$0	$0

Thomas L. Saeli	0	$0	0	0	$0	$0

1997 Stock Option Plan

In November 1997, the Board of Directors of the Company adopted, and in April 1998, the Company’s Stockholders approved, the Noble International, Ltd. 1997 Stock Option Plan (the “1997 Plan”). The 1997 Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (“Code”). Although the Company has approximately 1,000 employees technically eligible to participate in the 1997 Plan, it is anticipated the stock options will be granted only to a limited number of management level personnel. The 1997 Plan terminates on November 24, 2007. The purpose of the 1997 Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company. The 1997 Plan reserved 700,000 shares of the Company’s Common Stock for issuance, subject to adjustment upon occurrence of certain events affecting the capitalization of the Company.

The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. The exercise price of incentive stock options granted under the 1997 Plan is required to be no less than the fair market value of the common stock on the date of grant (110% in the case of a greater than 10% Stockholder). The exercise price of non-qualified stock options is required to be no less than 85% of the fair market value of the Common Stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% Stockholders). No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by, or ceases to have a relationship with the Company, such optionee’s options expire six months after termination of the employment or consulting relationship by reason of death, one year after termination by reason of permanent disability, immediately upon termination for cause and three months after termination for any other reason.

In order to exercise an option granted under the 1997 Plan, the optionee may pay the full exercise price of the shares being purchased or by utilizing a cashless exercise feature. Payment may be made either: (i) in cash; (ii) at the discretion of the Committee, by delivering shares of Common Stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) in the form of such other consideration as may be determined by the Committee and permitted by applicable law.

Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the 1997 Plan. The Committee may at any time discontinue granting options under the 1997 Plan or otherwise suspend, amend or terminate the 1997 Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee’s option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the 1997 Plan or any outstanding option which would: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the 1997 Plan, either in the aggregate or by an optionee, except in connection with certain antidilution adjustments; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the term of the 1997 Plan or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the 1997 Plan, except in connection with certain antidilution adjustments; or (v) cause qualified stock options issued under the 1997 Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to Stockholder approval thereof within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the 1997 Plan.

The 1997 Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optionee will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the 1997 Plan or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax. If no disposition of the shares acquired upon exercise is made by the optionee within two years from the date of grant or within one year from the date the shares are transferred to the optionee, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optionee disposes of the shares within either of the periods mentioned above, the optionee will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

As of December 31, 2005, all shares reserved under the 1997 Plan have been issued.

2001 Non-Employee Director Stock Incentive Plan

On March 30, 2001, the Company’s Board of Directors adopted, and in May 2001, the Company’s Stockholders approved, the 2001 Non-Employee Director Stock Incentive Plan (the “Non-Employee Director

Plan”). The Non-Employee Director Plan is designed to attract and retain the services of experienced and knowledgeable independent directors of the Company for the benefit of the Company and its Stockholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its Stockholders through continuing ownership of its Common Stock.

Each director who is not, and has not been during the immediately preceding 12-month period, an employee of the Company or any subsidiary of the Company, is eligible to participate in the Non-Employee Director Plan, provided that such director is not separately compensated by the Company as a consultant and does not fail to attend (or otherwise participate in) at least two-thirds (2/3) of the board meetings.

An aggregate of 200,000 shares of Common Stock initially were reserved for issuance under the Non-Employee Director Plan. In connection with the Stock Split, reserved but unissued shares under the Non-Employee Director Plan adjusted upwards pro-rata in accordance with the Stock Split. The Non-Employee Director Plan provides for the annual grant of incentive awards consisting of restricted stock grants and stock purchase participation awards. The Non-Employee Director Plan will be administered by the Board of Directors or, if the Board so determines, by a committee of the Board. The annual restricted stock award shares and stock purchase participation award limit will be established by the Board of Directors (or by a committee thereof) at its first meeting following the annual meeting of Stockholders each year.

Restricted stock awards will be subject to such restrictions and conditions to the vesting of awards as the Board of Directors (or committee) deems appropriate, including, without limitation, that the non-employee director remain in the continuous service of the Company for a certain period; provided, however, that no restricted stock award may vest prior to six months from its date of grant other than in connection with a participant’s death or disability.

Stock purchase participation awards shall consist of a right to receive shares of Common Stock with a fair market value equal to one-third (1/3) of the net amount spent by the non-employee director on purchases of Common Stock in the public market, subject to the terms and limitations determined by the Board of Directors (or committee). The Board of Directors (or committee) shall impose such restrictions or conditions to the vesting of stock purchase participation awards as it deems appropriate, including, without limitation, that the non-employee director remain in the continuous service of the Company for a specified period.

2001 Stock Incentive Plan

On March 30, 2001, the Company’s Board of Directors adopted, and in May, 2001, the Company’s Stockholders approved, the 2001 Stock Incentive Plan (the “Stock Incentive Plan”). The purpose of the Stock Incentive Plan is to advance the interests of the Company and its Stockholders by enabling the Company and its subsidiaries to attract and retain persons of ability to perform services for the Company and its subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

All employees of the Company and its subsidiaries, as well as non-employee directors, consultants and independent contractors, are eligible to participate in the Stock Incentive Plan. It is anticipated that the Stock Incentive Plan will be used primarily for the grant of incentive awards to executive officers of the Company and its subsidiaries.

An aggregate of 400,000 shares of Common Stock have been reserved for issuance under the Stock Incentive Plan. In connection with the Stock Split, reserved but unissued shares under the Stock Incentive Plan adjusted upwards pro-rata in accordance with the Stock Split. The Stock Incentive Plan provides for the grant of incentive awards consisting of restricted stock grants and stock bonuses. The Stock Incentive Plan will be administered by the Board of Directors or, if the Board so determines, by a committee of the Board.

Restricted stock awards will be subject to such restrictions and conditions to the vesting of awards as the Board of Directors (or committee) deems appropriate, including, without limitation, that the participant remain in the continuous employ or service of the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or division thereof) satisfy certain performance goals or criteria; provided, however, that no restricted stock award may vest prior to six months from its date of grant other than in connection with a participant’s death or disability.

Stock bonuses shall consist of a grant of shares of Common Stock, subject to the terms and limitations determined by the Board of Directors (or committee). In no event will a stock bonus be granted in consideration of future services. The participant will have all voting, dividend, liquidation and other rights with respect to the shares of Common Stock issued to a participant as a stock bonus upon the participant becoming the holder of record of such shares; provided, however, that the Board of Directors (or committee) may impose such restrictions on the assignment or transfer of shares of Common Stock issued as a stock bonus as it deems appropriate.

2006 Executive Stock Appreciation Rights Plan

On April 4, 2006, the Company’s Board of Directors adopted the Noble International, Ltd. Executive Stock Appreciation Rights Plan (the “SAR Plan”). The purpose of the SAR Plan is to advance the interests of the Company and its Stockholders by enabling the Company and its subsidiaries to attract and retain executives of ability to perform services for the Company and its subsidiaries by providing an incentive to such individuals through equity growth in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

All employees of the Company and its subsidiaries, as well as non-employee directors, consultants and independent contractors, are eligible to participate in the SAR Plan. It is anticipated that the SAR Plan will be used primarily for the grant of incentive awards to executive officers of the Company and its subsidiaries.

An aggregate of 750,000 SAR units have been authorized for issuance under the SAR Plan. The SAR Plan provides for the grant of incentive awards consisting of SAR units. The SAR Plan will be administered by the Compensation Committee of the Board of Directors.

SAR grants will be subject to such restrictions and conditions to the vesting of awards as the Compensation Committee deems appropriate, including, without limitation, that the participant remain in the continuous employ or service of the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or division thereof) satisfy certain performance goals or criteria.

Employment Agreements

The Company and Mr. Saeli have agreed in principal to the terms of his employment as Chief Executive Officer, and expects to enter into a definitive employment agreement (the “Employment Agreement”) with Mr. Saeli in April 2006. The Employment Agreement will provide for an initial term commencing on March 1, 2006 and expiring December 31, 2008, with an unlimited number of successive one-year renewals subject to the election by either party not to renew the Employment Agreement. Mr. Saeli will also be entitled to an incentive bonus for each fiscal year in an amount to be determined by the Compensation Committee of the Board, as well as to participate in any executive bonus or other incentive compensation program adopted by the Company. For calendar year 2006, Mr. Saeli will be guaranteed a bonus of $250,000, payable in first quarter of 2007. Mr. Saeli will also receive a restricted stock grant of 16,287 shares of Common Stock of the Company under the terms of the Company’s 2001 Employee Stock Incentive Plan, which shares will bear a restriction prohibiting Mr. Saeli from trading such shares during his initial employment term. Mr. Saeli will also be entitled to receive 400,000 units under the SAR Plan. 250,000 of these SAR units will be granted upon the Company’s achievement of certain performance targets, and all of the granted SAR units will vest in equal increments over four years from the date of grant.

In the event Mr. Saeli’s employment is terminated by the Company without cause, or by Mr. Saeli for good reason, or in the event the Employment Agreement is not renewed, the Company will be obligated to pay to

Mr. Saeli, as severance, an amount equal to one (1) to two (2) times his annual base salary at the time of termination (depending on the date of termination), payment of any vested SAR units and continuation of certain other benefits under the Employment Agreement. Under the Employment Agreement, Mr. Saeli will be subject to nondisclosure covenants and to a covenant not to compete with the Company during the employment term and for one year thereafter.

On February 23, 2006 the Company entered into a Severance and Release Agreement with Mr. Morin, its former Chief Executive Officer. The Severance and Release Agreement provides for Mr. Morin to receive his 2005 incentive bonus plus one year of severance in the amount of $400,000, payable in accordance with the Company’s payroll practices. The Severance and Release Agreement also provides Mr. Morin with certain other benefits during the severance period.

The Company entered into a three (3) year employment agreement with Robert J. Skandalaris, its Chairman, on April 2, 1997. The Employment Agreement provides for an initial term of three years, with an unlimited number of successive three-year renewals subject to the election by either party not to renew the Employment Agreement. Mr. Skandalaris is also entitled to an incentive bonus for each fiscal year in an amount to be determined by the Compensation Committee of the Board, as well as to participate in any bonus or other incentive compensation program adopted by the Company. In the event Mr. Skandalaris’ employment is terminated by the Company without cause, or by reason of his death or disability, or in the event the Employment Agreement is not renewed, the Company is obligated to pay to Mr. Skandalaris, as severance, an amount equal to three times his highest annual base salary in the three years prior to termination plus any incentive bonus due under the Employment Agreement. Mr. Skandalaris’ employment agreement was renewed in 2000 and 2003 and has been amended to reflect increases in his annual compensation authorized by the Compensation Committee of the Board. In 2004 Mr. Skandalaris voluntarily reduced his base compensation to an annual amount of $250,000.

The Company has also entered into employment agreements with Messrs. Hansen, Prue, Fallon and Azar. Messrs. Hansen, Prue, Fallon and Azar are also entitled to an incentive bonus for each fiscal year in an amount to be determined by the Compensation Committee of the Board, as well as to participate in any executive bonus or other incentive compensation program adopted by the Company. These agreements have automatic renewal terms of one year and provide for varying amounts of severance based upon the individual’s length of employment with the Company. These employment agreements contain certain restrictive covenants which prohibit the employees from disclosing confidential information of the Company and from competing with the Company during the term of employment and for up to a year thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Directors, certain officers and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of Form 4 filings furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2005 through December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except the following: i) Mr. Azar exercised 4500 options on October 3, 2006. The Form 4 for this transaction was not filed until October 6, 2006. ii) Mr. Timothy Emmitt exercised 7167 options and sold such option shares on July 1, 2005. The Form 4 for this transaction was not filed until July 7, 2005. iii) Mr. Hansen was granted 7500 options on December 5, 2005. The Form 4 for this transaction was not filed until December 15, 2005. iv) Mr. Morin was granted 22,618 options on December 5, 2005. The Form 4 for this transaction was not filed until December 15, 2005. v) Mr. Conway purchased 1300 shares of our common stock on June 27, 2005. The Form 4 for this transaction was not filed until the first quarter of 2006.

Certain Relationships and Related Transactions

In 2005, the Company engaged the firm of Conway, McKenzie and Dunleavy, LLC (“CMD”) to assist it in performing financial due diligence of its proposed acquisition of Northern Tube, LLC. Van Conway, a member of the Board of Directors of the Company, is a principal of CMD. Fred Hubacker, also a member of the Board of Directors of the Company, is an Executive Director and Interim Manager of CMD. In connection with its engagement of CMD, the Company paid $90,331 for services provided and $2475.18 in expense reimbursement. The management of the Company and the Board of Directors, exclusive of Mr. Conway, approved the engagement of CMD. The Company believes that the fees charged by CMD were fair and reasonable.

On January 21, 2004, the Company (through Noble Metal Processing, Inc.) completed the acquisition of Prototech Laser Welding, Inc. (“LWI”), a company then owned 50% by Mr. Prue, for approximately $13.6 million in cash, the assumption of approximately $0.7 million in subordinated debt and up to an additional $1.0 million payable if certain new business is awarded to the Company based upon quotes submitted within the twenty-four month period following the acquisition. The Company is currently awaiting response on three such quotes eligible for qualification for the additional payment which is estimated not to exceed $0.3 million. Also in connection with the LWI transaction, the Company entered into a Management Services Agreement with Mr. Prue pursuant to which Mr. Prue provided certain consulting, advisory, sales and marketing services to the Company (including LWI). The Company compensated Mr. Prue in the amount of $162,000 in each of 2004 and 2005 for such services. The Management Services Agreement expired in January 2006. Mr. Prue did not become an employee of the Company until consummation of the LWI transaction.

Code of Ethics

The Company has adopted a code of ethics that applies to all of our employees, executive officers and directors including our principal executive officer, principal financial officer, general counsel and principal accounting officer. The code of ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and reporting of illegal or unethical behavior. The code of ethics is posted on our website at www.nobleintl.com. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors and will be promptly disclosed on our website.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Philosophy

The Company’s executive compensation program is designed to link executive compensation to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company’s success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support the Company’s business strategy, to establish a link between executive and stockholder interests, and to provide a compensation package that is based on individual performance and initiative, as well as overall business results, both long and short term.

The Compensation Committee reviews the Company’s executive compensation program annually. The review includes a comparison of current total compensation levels (including base salary, annual bonus and long-term incentives) to those provided in similarly situated companies, with data being collected from several executive compensation surveys. In addition to the Compensation Surveys, the Compensation Committee also considers the compensation reported for executives by the companies included in a group of automotive companies.

The Compensation Committee determines the compensation of the Chief Executive Officer and the officers of the corporation, reviews the policies and philosophy set for the next level of key executives (approximately 5), and evaluates and recommends to the Board of Directors all long-term incentive plans. This process is designed to ensure congruity throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement the Compensation Committee takes into account the views of Mr. Skandalaris, the Company’s Chairman, and the Company’s Chief Executive Officer.

The key elements of the Company’s executive compensation program are base salary, annual bonus and long-term incentives that consist of cash compensation, Company stock, and stock options. The Compensation Committee’s policies with respect to each of these elements, are the basis for the compensation awarded to the Company’s Chief Executive Officer.

Base Salaries

Base salaries for management employees are based primarily on the responsibilities of the position and the experience of the individual, with reference to the competitive marketplace for management talent, measured in terms of executive compensation offered by comparable companies in related businesses. Increases in base salaries are based upon the performance of the executive officers as compared to pre-established goals.

Cash Bonuses

Cash bonuses are awarded, at the discretion of the Compensation Committee, to executive officers based in part on the overall financial performance of the Company and in part on the performance of the executive officer. The financial performance of the Company is measured by revenue and operating income growth and actual performance against budgeted performance. Although annual bonuses depend primarily on the achievement of performance objectives as described above, the Compensation Committee may adjust bonus measures and awards based on other financial or non-financial actions that the Compensation Committee believes will benefit long-term stockholder value. For fiscal year 2005, Mr. Morin received a cash bonus of $150,000. In 2006, cash bonuses were also paid to certain executive officers in connection with the performance of the Company for fiscal year 2005. Pursuant to Mr. Saeli’s Employment Agreement, Mr. Saeli is guaranteed a cash bonus of $250,000 for fiscal year 2006, payable in the first quarter of 2007.

Stock Options

The Company grants stock options under the 1997 Plan as part of its strategy to attract and retain qualified persons as executive officers and to motivate such persons by providing them with an equity participation in the Company. During 2005, options were granted to Mr. Morin and Mr. Hansen. Mr. Morin received 22,618 options at an exercise price of $22.09 (adjusted per the Company’s 3-for-2 stock split to 33,927 options at an exercise price of $14.73).

Stock Grants

The Company grants stock pursuant to the Employee Stock Incentive Plan as part of its strategy to attract and retain qualified persons as executive officers and to motivate such persons by providing them with an opportunity to obtain equity in the Company. During 2005, the following stock grants were made: i) 4962 shares to Directors as compensation for their service to the Company; ii) 920 shares to Directors pursuant to matches made to certain Directors who made open market purchases of the Company’s stock; and iii) 1905 shares to certain executives (approximately 5) under the 2001 Stock Incentive Plan as matches in connection with open market purchases of the Company’s stock. Pursuant to the terms of his Employment Agreement, Mr. Saeli will be entitled to receive a restricted stock grant of 16,287 shares of Common Stock of the Company under the terms of the Company’s 2001 Employee Stock Incentive Plan, which shares will bear a restriction prohibiting Mr. Saeli from trading such shares during his initial employment term.

SAR Grants

The Company grants SARs pursuant to the 2006 SAR Plan as part of its strategy to attend and retain qualified persons as executive officers and to motivate such person by providing them with an opportunity to realize financial gain matched to the growth of the equity of the Company. The 2006 SAR Plan was not in effect in 2005, and therefore no units under the 2006 SAR Plan were issued in 2005. Pursuant to the terms of his Employment Agreement, Mr. Saeli will be entitled to receive 400,000 units under the SAR Plan in 2006. 250,000 of these SAR units will be granted upon the Company’s achievement of certain performance targets, and all of these SAR units will vest in equal increments over four years from the date of grant.

Chairman Compensation

The factors considered by the Compensation Committee in determining the compensation of the Chairman of the Board of Directors, in addition to the criteria outlined above, include the Company’s operating and financial performance, as well as his leadership and establishment and implementation of the strategic direction for the Company. In 2003 Mr. Skandalaris voluntarily reduced his base compensation to $250,000 per year. Mr. Skandalaris’ compensation for fiscal 2005 remained at $250,000 in accordance with the terms of his Employment Agreement with the Company. Mr. Skandalaris received no cash bonus for fiscal year 2005. Mr. Skandalaris’ base compensation for 2006 remains at $250,000.

CEO Compensation

The factors considered by the Compensation Committee in determining the compensation of the Chairman of the Board of Directors who serves in an executive capacity, in addition to the criteria outlined above, include the Company’s operating and financial performance, as well as his leadership and establishment and implementation of the strategic direction for the Company.

Mr. Saeli’s base compensation for fiscal 2006 is $500,000 in accordance with the terms of his Employment Agreement. For calendar year 2006, Mr. Saeli will be guaranteed a bonus of $250,000, payable in first quarter of 2007. Mr. Saeli also will receive a restricted stock grant of 16,287 shares of Common Stock of the Company under the terms of the Company’s 2001 Employee Stock Incentive Plan, which shares will bear a restriction prohibiting Mr. Saeli from trading such shares during his initial employment term. In the event Mr. Saeli’s employment is terminated by the Company without cause, or by Mr. Saeli for good reason, or in the event the Employment Agreement is not renewed, the Company will be obligated to pay to Mr. Saeli, as severance, an amount equal to one (1) to two (2) times his annual base salary at the time of termination (depending on the date of termination), payment of any vested SAR units and continuation of certain other benefits under the Employment Agreement.

The base compensation for Mr. Morin, the Company’s former Chief Executive Officer, was $400,000 for fiscal year 2005 in accordance with the terms of his Employment Agreement with the Company. Mr. Morin also received a cash bonus for fiscal year 2005, totaling $150,000.

Compensation Limitations

Under section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements such as Stockholder approval, are satisfied. The Company plans to take actions, as necessary, to insure that its stock option plans and executive compensation plans qualify for exclusion.

Summary

The Compensation Committee believes that the compensation plans are consistent with the Company’s strategic objectives and are properly aligned with the stockholder’s best interest. The programs enable the Company to attract, retain and incent highly qualified individuals and provide appropriate incentives to reward them for achieving and surpassing corporate and personal goals. The Committee periodically reviews these programs to assure that they emphasize performance and reward enhancement of stockholder value, and modifies the programs as deemed necessary and appropriate to achieve stated objectives, as well as to take into account systemic changes in leading compensation practices. The Committee also reviews these programs and changes them in recognition of the market in which the Company competes.

Sincerely,

Mark T. Behrman

Larry R. Wendling

COMPENSATION COMMITTEE

THE COMMITTEE ON DIRECTORS AND BOARD GOVERNANCE

The Committee on Directors and Board Governance is currently composed of three directors, Mr. Fred L. Hubacker (chairman), Mark T. Behrman and Van E. Conway. Messrs. Hubacker, Behrman and Conway meet the criteria for independence specified in the listing standards of the NASDAQ. The principal functions of the Committee on Directors and Board Governance is to:

•	consider and recommend to the Board qualified candidates for election as directors of the Company;

•	periodically prepare and submit to the Board for adoption the Committee’s selection criteria for directors nominees;

•	recommend to the Board and management a process for new Board member orientation;

•	consider matters of corporate governance and Board practices and recommend improvements to the Board;

•	review periodically the Company’s charter and bylaws in light of statutory changes and current best practices;

•	review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

•	review Director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a Director when appropriate; and

•	annually assess the Committee’s performance.

The Committee on Directors and Board Governance held five meetings in fiscal year 2005. See “Nominating Procedures” below for further information on the nominating process.

Nominating Procedures

As described above, the Company has a standing Committee on Directors and Board Governance. The Committee on Directors and Board Governance’s charter is posted on our website, www.nobleintl.com in the investor relations section.

The Board has adopted membership guidelines that outline the desired composition of the Board and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, age, international background and experience and specialized expertise. A significant majority of the Board should be directors who are not past or present employees of the Company or of a significant stockholder, customer or supplier.

In considering candidates for the Board, the Committee on Directors and Board Governance considers the entirety of each candidate’s credentials and does not have any specific, minimum qualifications that must be met by a Board nominee. The Committee is guided by the composition guidelines set forth above and by the following basic selection criteria: highest character and integrity; experience and character.

Corporate Governance

The Board of Directors has determined that for 2005, five of the Company’s seven directors were independent under the rules of the NASDAQ. The independent directors were: Thomas L. Saeli, Fred L. Hubacker, Larry R. Wendling, Van E. Conway and Mark Behrman. The other two directors were Robert J. Skandalaris, Chairman of the Board, and Christopher L. Morin. Each of the directors serving on the Audit

Committee, the Compensation Committee and the Corporate Governance Committee were independent under the standards of the NASDAQ. Mr. Saeli ceased to be an independent director under the rules of the NASDAQ upon his appointment as Chief Executive Officer in March 2006.

Meetings of Non-Employee Directors

The non-employee directors of the Board typically meet in executive session without management present either prior to or immediately following each scheduled Board Meeting, and as otherwise needed. When the non-employee directors of the Board or respective committees meet in executive session without management, and their chairman is unavailable for the executive session, a temporary chair is selected from among the directors to preside at the executive session.

Charters

The Company has adopted Charters for its Audit, Compensation, Executive and Corporate Governance Committees. These Charters are published on the Company’s website: www.nobleintl.com. The Company will provide without charge a copy of the Charters to any stockholder upon written request to the Corporate Secretary.

Business Conduct Policy

The Company’s Business Conduct Policy is published on the Company’s website: www.nobleintl.com. The Company will provide without charge a copy of the Business Conduct Policy to any stockholder upon written request to the Corporate Secretary, Michael C. Azar.

Whistleblower Policy

The Company’s Whistleblower Policy published on the Company’s website: www.nobleintl.com. The Company will provide without charge a copy of the Whistleblower Policy to any stockholder upon written request to the Corporate Secretary, Michael C. Azar. In 2005, the Company did not receive any complaints under the Whistleblower Policy.

Communication with the Board of Directors

Correspondence for any member of Noble’s Board of Directors may be sent to his attention: c/o Corporate Secretary, Noble International, Ltd., 28213 Van Dyke, Warren, Michigan 48093. Any written communication will be forwarded to the Board for its consideration.

Director Attendance at Annual Meetings

The Company does not expect it directors to attend the Annual Meeting of Stockholders.

AUDIT COMMITTEE

The Board of Directors has adopted a written charter for the Audit Committee. The four members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealer’s listing standards.

Principal Accounting Firm Fees. The aggregate amount of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 are as follows:

	2004	2005
Audit Fees	$259,445	$477,450
Audit Related Fees	$501,730	$-0-

Total Audit and Audit-Related Fees	$761,175	$477,450
Tax Fees	$501,980	$435,488
All Other Fees	$-0-	$-0-

Total Fees	$1,263,155	$912,938

Audit Fees. These fees are for professional services rendered in connection with the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2004 and December 31, 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year.

Audit Related Fees. These fees are for professional services rendered in connection with the audit of the Company’s employee benefit plans and for Sarbanes-Oxley Act, Section 404 advisory and attestation audit services.

Financial Information System Design and Implementation Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered to the Company for the fiscal year ended December 31, 2005, for the design and implementation of financial information systems.

Tax Fees. These fees relate to federal, state and foreign tax compliance services, including preparation, compliance, advice and planning.

All Other Fees. These fees are for professional services rendered in connection with the Company’s acquisitions, debt and equity offerings and other miscellaneous services.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which requires the Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provisions of such services does not impair the auditor’s independence. For the fiscal year ended December 31, 2005, the Audit Committee approved all of the audit and non-audit services rendered by Deloitte and Touche listed above.

Leased Employees. Deloitte & Touche LLP has informed the Company that none of the hours expended on its engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2005, were attributable to work performed by persons other than full time, permanent employees.

The Audit Committee report set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee Report. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to the Company is compatible with the auditor’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

Sincerely,

Van E. Conway

Fred L. Hubacker

Larry R. Wendling

AUDIT COMMITTEE

PERFORMANCE GRAPH

The following graph demonstrates the cumulative total return, on an indexed basis, to the holders of the Company’s Common Stock in comparison with the Russell 2000 Index and an industry index of twelve publicly traded companies operating primarily in Standard Industrial Classification 3714, except Genuine Parts Corp (5013) and Tower Automotive (3460) (the “Peer Group Index”). The Peer Group Index was selected by the Company because the companies included therein engaged in either the manufacturing of motor vehicles and related parts, accessories and equipment with market capitalizations similar to that of the Company. The Peer Group Index consists of Arvin Meritor, Inc., Borg Warner, Inc., Dana Corp., Delphi Corp., Gentex Corp, Genuine Parts Corp., Johnson Controls, Inc., Lear Corporation, Modine Manufacturing Co., Superior Industries International Inc., Tower Automotive, Inc. and Visteon Corp1. The Peer Group Index closely approximates Noble’s peer group both in range of products provided and market capitalization.

The graph assumes $10,000 invested on December 31, 2000 in the Common Stock, in the Russell 2000 Index and the Peer Group Index. The historical performance shown on the graph is not necessarily indicative of future price performance.

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Auto Parts Peer Index	$10,000	$12,863	$11,360	$15,845	$16,371	$13,517
Russell 2000 Index	$10,000	$10,209	$7,923	$11,518	$13,475	$13,923
The Company	$10,000	$15,579	$14,857	$43,600	$38,838	$39,695

[1]	Delphi Corp. and Tower Automotive, Inc. each filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in 2005, and Dana Corporation made such filing in the first quarter of 2006.

ITEM 2:	PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

On January 11, 2006, the Board unanimously declared advisable an amendment to Noble’s Certificate of Incorporation to provide for an increase in the number of shares of Common Stock included in the authorized capital of the Company, from 20,000,000 shares to 50,000,000 shares, subject to the approval of the amendment by the shareholders at the Annual Meeting. The text of this proposed amendment is included in the Certificate of Amendment attached as Appendix 1 to this Proxy Statement.

OVERVIEW. Noble is required by Delaware law to obtain shareholder approval for any amendment to our Certificate of Incorporation. After considering Noble’s current number of issued and outstanding shares of Common Stock and our current outstanding equity obligations, your Board of Directors has determined that it is necessary to increase the number of shares of Common Stock authorized for issuance from 20,000,000 to 50,000,000 shares.

If approved by our shareholders, the increase in authorized capital would become effective as soon as reasonably practicable after the Annual Meeting by filing the Certificate of Amendment with the Secretary of State of the State of Delaware.

REASONS FOR PROPOSAL. As a result of the Stock Split, approximately 5,100,000 shares of Common Stock were issued to shareholders of record as of January 27, 2006. Your Board believes that the proposed amendment will restore the flexibility for issuances of equity that was available to the Board prior to the stock split, thus maintaining the Company’s ability to respond to various corporate opportunities which may arise in the future while continuing to have enough shares in reserve to satisfy current obligations. The unissued shares would be available for issuance from time to time for various corporation purposes, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The increase in authorized capital would mean that the additional authorized shares would be available for issuance from time to time at the discretion of your Board without further shareholder action except as may be required for a particular transaction by law, the policies of the NASDAQ Exchange or any contractual obligations of the Company that may be in effect at the time of issuance which will in many cases avoid any potential expense of delay in connection with obtaining shareholder approval for a particular issuance of shares.

PRINCIPAL EFFECTS OF RIGHTS OF CURRENT SHAREHOLDERS. The proposal to increase the authorized capital of the Company may affect the rights of existing holders of Common Stock to the extent that future issuances of Common Stock reduce each existing shareholder’s proportionate ownership and voting rights in the Company. In addition, possible dilution caused by future issuances of Common Stock could lead to a decrease in Noble’s net income per share in future periods and a resulting decline in the market price of Noble’s Common Stock. It is not anticipated that adoption of the amendment would have any other effect on the holders of Noble’s Common Stock.

VOTE REQUIRED: The proposed amendment to the Company’s Certificate of Incorporation will require the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s Common Stock present or represented at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION IN SUBSTANTIALLY THE SAME FORM AS APPENDIX 1 TO THIS PROXY STATEMENT.

APPENDIX 1

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

Of

NOBLE INTERNATIONAL, LTD.

Noble International, Ltd., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST, the name of the Corporation is Noble International, Ltd.

SECOND, the amendment to the Certificate of Incorporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD, the Certificate of Incorporation of the Corporation is hereby amended so that the first paragraph under Article IV, Capitalization, shall read in its entirety as follows:

ARTICLE IV

CAPITALIZATION

The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000 shares with a par value of $.00067 each, amounting in the aggregate to $33,500.

IN WITNESS WHEREOF, Noble International, Ltd. has caused this Certificate of Amendment to be duly executed by an authorized officer this [    ] day of May, 2006.

NOBLE INTERNATIONAL, LTD.

By:
Name:	Michael C. Azar, Secretary

ITEM 3:	OTHER MATTERS

Except for the matters referred to in the accompanying Notice of Annual Meeting, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at the meeting that is a proper subject for action by the Stockholders. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the “recommendation of the Board of Directors.”

ANNUAL REPORT

The Annual Report to Stockholders covering the Company’s fiscal year ended December 31, 2005 is being mailed to Stockholders with this Proxy Statement. The Company’s annual report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 2005, including the financial statements and schedules thereto, which the Company has filed with the Securities and Exchange Commission will be made available to beneficial owners of the Company’s securities without charge upon request by contacting Michael C. Azar, Secretary, 28213 Van Dyke Ave., Warren, Michigan 48093. The annual report does not form any part of the material for the solicitation of the Proxy.

STOCKHOLDER PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2007 Annual Meeting of Stockholders must submit the written proposal to the Company no later than December 24, 2006. Stockholders who intend to present a proposal at the 2006 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 9, 2007. The persons named in the Company’s proxies for its annual meeting of stockholders to be held in 2007 may exercise discretionary voting power with respect to any such proposal as to which the Company does not receive timely notice. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

REQUEST TO RETURN PROXIES PROMPTLY

A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience or vote through the telephone or Internet procedures set forth on the proxy card. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors,

Michael C. Azar,
Secretary

Warren, Michigan

April 25, 2006

NOBLE INTERNATIONAL, LTD. PROXY—2006 ANNUAL MEETING

Solicited on behalf of the Board of Directors for the Annual Meeting May 19, 2006

The undersigned, a Stockholder of Noble International, Ltd., a Delaware corporation, appoints Michael C. Azar his, her or its true and lawful agent and proxy, with full power of substitution, to vote all the shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Noble International, Ltd. to be held at the Birmingham Country Club, 1750 Saxon Drive, Birmingham, Michigan, on Friday, May 19, 2006 at 10:00 a.m., and any adjournment(s) thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated April 24, 2006, receipt of which is acknowledged by the undersigned:

NOBLE INTERNATIONAL, LTD.

May 19, 2006

Co. #	Acct. #

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL. Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE ONLY). Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET. Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS •

ITEM 1:	ELECTION OF DIRECTORS

	☐ FOR all nominees	☐ WITHHOLD AUTHORITY
	(Except as listed below)	(As to all nominees.)

Nominees:	Robert J. Skandalaris, Mark T. Behrman, Van E. Conway, Fred L. Hubacker, Thomas E. Saeli, Larry R. Wendling and Joseph C. Day

Instruction:	To withhold authority to vote for any individual nominee(s), write that nominee’s name in the space provided below.

ITEM 2:	PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 3:	THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETINGS

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the proposed amendment to the Certificate of Incorporation, and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.

DATED: , 2006

Signature of Stockholder

Signature of Stockholder

PLEASE SIGN AS YOUR NAME APPEARS ON THE PROXY

Trustees, Guardians, Personal and other Representatives, please indicate full titles.